EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between Dyadic International, Inc., a Florida corporation (the "Company"), and Mark A. Emalfarb (the "Executive") as of the 1st day of April, 2001.

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as President and Chief Executive Officer, and the Executive desires to serve in that capacity, on the terms and conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. **Employment Period**. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on April 1, 2001 (the "Commencement Date") and ending on March 30, 2004, which period shall automatically renew for a period of an additional two years unless one party gives written notice to the other at least 60 days prior to March 30, 2003, except as otherwise specifically provided below (the period ending March 30, 2004 and any renewal period referred to as the "Employment Period").

2. **Position and Duties**. During the Employment Period, the Executive shall continue to be employed as the President and Chief Executive Officer of the Company, and the Company shall cause the Executive to be elected as a member of the Board of Directors of the Company (the "Board"). During the Employment Period, the Executive shall have authority to make operating decisions, plan the strategic direction of the Company, and hire, promote and terminate the employment of personnel, subject to the direction of the Board. During the Employment Period, the

Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer. During the Employment Period, the Executive shall devote his principal attention and time to the business and affairs of the Company and use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards of directors or committees thereof (excluding those which would create a conflict of interest) and manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3. **Compensation**.

(a) *Base Salary*. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $300,000, payable in accordance with the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary may be reviewed by the Board for possible adjustments, but shall never be less than $300,000.

(b) *Annual Bonus*. In addition to the Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"). The amount of the Annual Bonus shall be based on goals and objectives agreed upon by the Board and Executive for each fiscal year or portion of a fiscal year, including but not limited to research and other business milestones, sales, profitability or cash flow goals. The Annual Bonus shall be in an amount in relative percentage of the Annual Base Salary, but the amount of Annual Bonus may be increased or decreased by the Board from year to year but in line with other senior executives of the Company and on the same terms and conditions.

(c) *Stock Options*. The Company agrees to cause the stock option committee to grant the Executive options to the same extent as the committee grants options to other senior executives of the Company and on the same terms and conditions. Such options shall comprise part of the "Reserved Affiliate Shares" referred to in agreements to be entered into between the Company and Cooper Hill Partners.

The Board shall take whatever action is necessary to implement the foregoing provisions regarding stock options.

Notwithstanding the foregoing, the Executive shall be eligible to receive additional grants of options from time to time in recognition of performance by the Executive as may be determined from time to time by the Board.

(d) *Other Benefits*. During the Employment Period, the Executive shall be entitled to participate in all benefit plans, practices, policies and programs provided by the Company (including, without limitation, vacation, medical, prescription, dental, disability, retirement, salary continuance, employee life insurance, group life insurance, and accidental death and travel accident insurance plans and programs) generally available to other senior executives of the Company.

(e) *Expenses*. During the Employment Period, the Executive shall receive reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(f) *Other Expenses*. The Company agrees to pay directly or reimburse the Executive's automobile expenses similar to the current level as to that enjoyed by the Executive.

(g) *Life Insurance*. During the Employment Period, the Company will continue to pay the premiums on a term life insurance for the benefit of the Executive's designated beneficiaries in the amount of $5,000,000, provided that Executive qualifies for such insurance at ordinary rates for a person his age. Additionally, the Company agrees to pay directly or reimburse the Executive personal legal and tax expenses of up to $ 10,000 per annum and up to $ 50,000 in travel, entertainment and other miscellaneous expenses

4. **Termination of Employment**.

(a) *Death or Disability*. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment in the event of the Executive's Disability during the Employment Period. "Disability" means that the Executive has been unable, for a period of 90 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury.

(b) *By the Company*. The Company may terminate the Executive's employment during the Employment Period for Cause. "Cause" means:

(i) the continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), for a period of 20 days after the Board delivers to the Executive a written demand for substantial performance that identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

(ii) a material breach of a material provision of this Agreement;

(iii) a material breach of a material provision of the Confidential Information and Inventions Assignment Agreement between the Company and Executive;

(iv) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in damage to the business or reputation of the Company;

(v) conviction of a felony or plea of no contest to a felony;

(vi) habitual continued abuse of illegal drugs or alcohol, after 10 days' prior warning from the Company; or

(vii) material noncompliance with the Company's policies against racial or sexual discrimination.

A termination of the Executive's employment by the Company shall be effected by giving Executive written notice of termination.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without an opportunity for the Executive (together with counsel, if requested) to be heard before the Board and a good faith determination by the Board thereafter that the Executive's conduct was of such a substantial or continuing nature that it would justify a termination for Cause.

(c) *Good Reason*. The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

(i) the assignment to the Executive of duties materially inconsistent with Section 2 of this Agreement, other than an action that is not taken in bad faith and is remedied by the Company within 20 days after receipt of written notice thereof from the Executive;

(ii) any material failure by the Company to comply with Section 3 of this Agreement, other than a failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive;

(iii) any failure by the Company to cause the Executive to be elected to the Board; or

(iv) any reduction in Executive's title.

Any termination of the Executive's employment by the Executive shall be effected by giving the Company at least 10 business days' advance written notice of the termination.

(d) *Date of Termination*. The "Date of Termination" means the date of the Executive's death or the Disability or the date the termination of the Executive's employment by the Company or by the Executive, as the case may be, is effective.

5. **Obligations of the Company upon Termination**.

(a) *By the Company Other Than for Cause, Death or Disability or By the Executive for Good Reason*. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause or Disability or by reason of the Executive's death or by reason of the failure of the Company to renew the Employment Period, or if the Executive terminates employment for Good Reason, the Company, in addition to fulfilling its obligations as to Annual Base Salary under Section 3(a) hereof through the Date of Termination, shall provide the Executive with Annual Base Salary, and all benefits received by the Executive pursuant to Section 3(d) hereof as of the Date of Termination, for a period of one year from the Date of Termination. In addition, the Company shall pay Executive an amount based on the Annual Bonus for the fiscal year ending prior to the date of termination multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365 (the

"Annual Bonus Amount"); *provided, however,* the Company's obligation to make any payments under this Section 5(a) (to the extent any such payment shall not have accrued as of the Date of Termination) shall be conditioned upon the Executive's execution, and non-revocation, of a written release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive' s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit) or the termination thereof. The Company's obligation to pay Executive the Annual Base Salary and Annual Bonus amounts referred to in this Section 5(a) shall cease in the event of a material beach by Executive, after termination of the Employment Period, of a material provision of this Agreement or of the Confidential Information and Inventions Assignment between the Company and Executive.

(b) *Death or Disability*. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company, in addition to paying the Annual Base Salary through the date of death or Disability, shall pay the Annual Bonus Amount (determined as provided in Section 5(a)) through the date of death or Disability to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

(c) *Cause; Other than for Good Reason*. If the Executive's employment is terminated by the Company for Cause during the Employment Period or if the Executive resigns

other than for Good Reason, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

6. **No Mitigation.** In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

7. **Successors.**

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8. **Arbitration**. The Company and the Executive mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, of all claims or controversies arising out of the Executive's employment (or its termination) that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such other than a claim which is primarily for an injunction or other equitable relief. The non-prevailing party in the arbitration shall be responsible to pay the costs of

the arbitrator and shall reimburse the prevailing party for all reasonable costs, expenses and fees incurred in connection with the arbitration.

9. **Miscellaneous**.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by overnight courier service, addressed as follows:

If to the Executive:	Mark A. Emalfarb 193 Spyglass Court Jupiter, Florida 33477
With a required copy to:	Levin & Ginsburg 180 N. Lasalle Chicago, Illinois 60601 Attention: Robert S. Levin
If to the Company:	Dyadic International, Inc. 140 Intracoastal Pointe Drive – Suite 404 Jupiter, Florida 33477 Attention: President & CEO
With a required copy to:	Morgan, Lewis & Bockius LLP 5300 First Union Financial Center 200 South Biscayne Boulevard Miami, Florida 33131-2339 Attention: John S. Fletcher

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 9. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(e) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

DYADIC INTERNATIONAL, INC.

By ______________________
Name: MARK EMALFARB
Title: President & CEO

____
Mark A. Emalfarb

1-MI/404443.3